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                                                                EXHIBIT 99.3

                                    [LETTERHEAD]


May 14, 1999

Mr. Gary N. Jacobs
Mr. Robert M. Fell
& All Directors at
YOUBET.COM INC.                                        Via fax: 310-444-3390
1950 Sawtelle Blvd., Suite 180                                  310-556-0189
Los Angeles, CA 90025

     RE: Response to Mr. Jacobs letter dated May 13,1999

Dear Directors and Mr. Jacobs:

This letter is in response to Mr. Jacobs letter, which was in response to my initial offer to purchase 60% of the company.

The purchase price mentioned in my letter is calculated using current outstanding common shares and approximate current trading price. The company is not worth anywhere close to $100 million, much less $141 million. Your book value at best with the new loan converted to equity might be around $1.20 / share. After this new round of proposed stock offering the book value might go $2.00 / share with over 30 million shares of common stock committed. (Warrants and debt conversion included). If you accept my offer and we do a reverse split there will be 25 million shares of common committed with a book value close to $7.00 / share and 3 times as much cash in the company with no debt except the notes which will be dealt with ASAP.

This financial strength within the company coupled with a major top 50 Fortune 500 company in control and at the helm, allows the company to not only compete but it will drive the stock to at least $80.00 by the end of 1999. I can deal with FOX and AT&T to protect YOUBET's market position. Without help YOUBET is in serious trouble. The stock is being held up by "HOT AIR." Without a foundation it's just a matter of time before it comes tumbling down. This deal works for me because of tax implications and potential stock prices. Take advantage of it for the sake of the shareholders as you will never see a deal this good again.


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The swap of $5.5 million warrants for $5.1 million warrants is simple.  For the company to sell me 30 million shares of common without changing the authorization of 50 million shares, there will have to be approximately 5.1 million warrants released so as to free up those shares for the company to sell to me. There isn't 30 million shares available under the current structure.
For me to put the entire $141 million + in the company you must sell me company stock. There will be no use of company assets to finance this acquistion. My cash goes directly to shareholder equity / book value.

Regarding the convertible notes it is belief they can be bought from the current noteholders in a manner to protect the conversion rate value, therefore protecting the noteholders. You should not focus on the short term mechanics of my proposal but instead look at the end result for the company. The end justifies the means.

Right now the company has no ability to compete with someone like AT&T (T.V. Guide, Inc.) and FOX SPORTS. If they launch their proposed joint venture, YOUBET in its current status dries up and blows away like dust, because you have no way to compete. You need mainstream broadcasting in the form of a dedicated cable/satellite racing channel EXCLUSIVE to YOUBET. One race at a time, international scheduled programming available on T.V. as well as the internet; available for wagering worldwide via YOUBET. Your programming needs to be from decent tracks with decent purses, fed via satellite to a single control room location, rebroadcast over your network, picked-up by cable/satellite delivery systems worldwide, delivered in multiple languages in conjunction with multiple language wagering capability at the website and on T.V. Racing will have to be from Europe to Asia, USA included.

In addition, you need other products to keep the consumer from surfing away inbetween races. It takes more than horse racing to hold your audience. YOUBET not only has no way to put up a racing channel, it has no other products.

Regarding financing, there is none. No YOUBET assets will be used to finance this deal before or after. The idea is to make YOUBET a very attractive stock by putting them on NMS - NASDAQ. I will be using personal money unencumbered to pay for the stock. I need to make an investment of this size and YOUBET has been chosen. Confirmation of funds can be done upon proper circumstances. Forget financing!

I need a letter of intent contingent on appropriate circumstances right away.




Yours truly,
/s/ Michael Lovern, Sr.
Michael Lovern, Sr.
President